EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RightNow Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of RightNow Technologies, Inc. of our report dated January 29, 2004, except as to note 10, which is as of July 14, 2004, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Registration Statement on Form S-1, as amended (File No. 333-115331), of RightNow Technologies, Inc. and the related Prospectus filed pursuant to Rule 424(b) with the Securities and Exchange Commission.

/s/ KPMG LLP

Billings, Montana
August 23, 2004